EXHIBIT 10.7
May 7, 2013

HAND DELIVERED
Steve Hare

Dear Steve:

Further to our recent discussions, I am pleased to provide you this letter agreement regarding the terms and conditions associated with the transition from your position as Chief Financial Officer of The Wendy’s Company (“Wendy’s” or the “Company”) to a consulting role. In consideration of your continued employment and provision of consulting services as described herein, you and the Company have agreed to the following. Capitalized terms not defined in this letter will have the meanings assigned to them in the applicable document identified herein.

A.    Employment as CFO

1. Letter Agreement of December 18, 2008 between you and Wendy’s/Arby’s Group, Inc. (n/k/a The Wendy’s Company) (the “2008 Letter Agreement”). You will continue to serve in your capacity as CFO under the terms of the 2008 Letter Agreement through September 1, 2013. Your termination on September 1, 2013 will be treated as a termination “without cause” entitling you to the severance and other benefits described in Section 2 of the 2008 Letter Agreement. The payment of severance and other benefits described in Section 2 of the 2008 Letter Agreement as well as the payments, vesting and other benefits set forth herein are subject to your execution and non-revocation of the Release pursuant to the terms and conditions of Section 2(c) of the 2008 Letter Agreement. The Company hereby acknowledges and agrees that your continued services as a non-employee director of Hanger, Inc. prior to or during the Second Year Payment Period shall not constitute grounds for the Company to offset any amounts payable to you under Section 2(a)(ii) of the 2008 Letter Agreement.

2.    Award Agreement of March 22, 2011 between you and Wendy’s/Arby’s Group, Inc. (n/k/a The Wendy’s Company) (the “Award Agreement”). Pursuant to the Award Agreement, you received a lump sum payment of $750,000, less applicable deductions (the “Lump Sum Payment”). The Company has elected to waive your obligation to pay back any portion of the Lump Sum Payment provided you do not resign other than by reason of a “Triggering Event” and are not terminated for “Cause” (as such terms are defined in the 2008 Letter Agreement) in either case prior to September 1, 2013 (and otherwise perform your duties as CFO in accordance with the terms of the 2008 Letter Agreement).

3.     Restricted Stock Award Agreement of August 3, 2011 (the “2011 Restricted Stock Agreement”). As outlined in the 2011 Restricted Stock Agreement, Wendy’s awarded you Restricted Stock subject to certain vesting provisions. Notwithstanding Section 6 of the 2011 Restricted Stock Agreement, your Restricted Stock Award will vest on September 1, 2013, provided you do not resign other than by reason of a “Triggering Event” and are not terminated for “Cause” (as such terms are defined in the 2008 Letter Agreement) in either case prior to September 1, 2013 (and otherwise perform your duties as CFO in accordance with the terms of the 2008 Letter Agreement).

4.    Non-Incentive Stock Option Agreements. Any unvested stock options will continue to vest through September 1, 2013 in accordance with the terms of the applicable Non-Incentive Stock Option Agreements (it being acknowledged and agreed by the parties that, for purposes of Section 4 of the Non-Incentive Stock Option Agreement dated July 2, 2012, the “number of full calendar months worked by [you] since the Date of Grant (with the month in which the Date of Grant occurred being the first month) to the date of termination of employment or service” shall be fourteen (14)). Each vested stock option held by you as of September 1, 2013 (taking into account any vesting triggered upon or in connection with your termination of employment) shall, notwithstanding your termination of employment, remain outstanding and exercisable (subject to the terms of the applicable Non-Incentive Stock Option Agreement) until September 1, 2014 in accordance with Section 2(a)(vi) of the 2008 Letter Agreement and consistent with the terms and conditions of the applicable Non-Incentive Stock Option Agreements.

5.    Long Term Performance Unit Award Agreements. Any Performance Units granted on July 8, 2010 will be subject to the terms of the applicable Long Term Performance Unit Award Agreement (it being understood that, notwithstanding your termination of employment on September 1, 2013, any Shares earned by reason of the level of attainment of the performance criteria applicable to such Performance Units shall be delivered to you no later than October 31, 2013). The Company hereby agrees that any applicable minimum withholding taxes in respect of the vesting of the Performance Units may, at your election, be withheld from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of such Performance Units in accordance with Section 6 of the applicable award agreements. Any Performance Units granted in 2011 and 2012 will be forfeited as of September 1, 2013.

B.    Consulting Services

1.    Consulting Services. You agree to serve as a consultant to the Company for the period of September 2, 2013 through January 1, 2014 in accordance with the terms and conditions of the attached Consulting Agreement.

2.Restricted Stock Unit Award Agreement of January 1, 2012 (the “2012 Restricted Stock Unit Agreement”). Notwithstanding anything to the contrary in the 2012 Restricted Stock Unit Agreement, the Restricted Stock Units that remain unvested as of September 1, 2013 and that would have vested and become nonforfeitable on the second anniversary of the Award Date (January 1, 2014) had your employment continued through January 1, 2014 shall vest and become nonforfeitable on January 1, 2014, provided you do not resign other than by reason of a “Triggering Event” and are not terminated for “Cause” (as such terms are defined in the 2008 Letter Agreement) in either case prior to September 1, 2013 (and otherwise perform your duties as CFO in accordance with the terms of the 2008 Letter Agreement) and perform the consulting services in accordance with the terms and conditions of the Consulting Agreement through January 1, 2014 (unless such consulting services are earlier terminated by the Company). The Company hereby agrees that any applicable minimum withholding taxes in respect of the vesting of the Restricted Stock Units may, at your election, be withheld from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of such Restricted Stock Units in accordance with Section 8 of the 2012 Restricted Stock Unit Agreement.

3.    Noncompete/Nonsolicitation/Employee No-Hire; Confidentiality. The non-competition, nonsolicitation and employee no-hire covenants of Section 6, and the confidentiality requirements of Section 7, of the 2008 Letter Agreement shall continue in effect throughout the term of the Consulting Agreement and commencing January 2, 2014 (or commencing upon such earlier date, if any, on which your consulting services are terminated by the Company) and thereafter for the time periods stated in the 2008 Letter Agreement.

You (or your estate or beneficiary) shall be entitled to receive any vested benefits under The Wendy’s Company 401(K) Retirement Plan in accordance with the terms thereof.

Except as provided herein, all of the terms and conditions of the agreements referenced herein shall remain in full force and effect; however, if there is a conflict between the terms of this letter and such agreements, the terms of this letter will govern.

If you agree to the terms set forth herein, please return an executed a copy of this letter to me by no later than 5:00 p.m. (ET) on May 7, 2013.

Should you have any questions, please let me know.

Yours truly,

/s/ Scott A. Weisberg

Scott Weisberg
Chief People Officer
THE WENDY’S COMPANY

Accepted and agreed to:

/s/ Stephen E. Hare	Date:	5/7/13
STEVE HARE

4